Exhibit 99.1

Everspin Announces Resignation of Chief Financial Officer

Chandler, AZ, April 1, 2021 — Everspin Technologies, Inc. (NASDAQ: MRAM), the market leader in MRAM, today announced that Daniel Berenbaum has notified the company of his decision to resign as Chief Financial Officer to pursue another opportunity overseas. Mr. Berenbaum’s last day with the company is expected to be on April 16, 2021.

“We would like to thank Dan for his contributions to the company and wish him well in his future endeavors,” said Darin Billerbeck, Interim Chief Executive Officer of Everspin.

In connection with Mr. Berenbaum’s resignation, the company has appointed Aparna Oka to serve as the company’s principal financial officer and principal accounting officer on an interim basis, effective April 16, 2021, while the company conducts a search for its next Chief Financial Officer. Ms. Oka currently serves as Corporate Controller of Everspin.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest performance non-volatile memory for Industrial IoT, Data Center, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com. NASDAQ: MRAM

Company Contact:

Darin Billerbeck, Interim CEO

E: darin.billerbeck@everspin.com